Exhibit 1.1

w&t OFFSHORE, Inc.

AMENDMENT NO. 1 TO At-The-Market EQUITY DISTRIBUTION AGREEMENT

August 28, 2025

STIFEL, NICOLAUS & COMPANY, INCORPORATED
One South Street, 15th Floor
Baltimore, Maryland 21202

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive

Newport Beach, California 92660

VIRTU AMERICAS LLC

1633 Broadway, 41st Floor

New York, New York 10019

Ladies and Gentlemen:

W&T Offshore, Inc. (the “Company”), together with Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Roth Capital Partners, LLC (“Roth”), are parties to that certain At-The-Market Equity Distribution Agreement, dated March 18, 2022 (the “Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the foregoing, the parties hereto wish to amend the Agreement through this Amendment No. 1 to Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”), including to terminate the participation of Stifel as an agent in the offering of Common Stock under the Agreement and include the participation of Virtu Americas LLC as an agent in the offering of Common Stock under the Agreement.

SECTION 1. Amendments to the Agreement. The parties hereto agree, from and after the Effective Date, that:

(a)	The Agreement is hereby amended:

1.	The definition of “Agents” in the first paragraph of the Agreement is hereby amended to remove the reference to Stifel as an agent (the “Prior Agent”) and add a reference to Virtu Americas LLC (“Virtu”) as an agent in the offering of Common Stock under the Agreement.

2.	All references to “Agents” in the Agreement are intended to reference only Roth and Virtu unless and until the Agreement is further amended to add any additional Agent(s).

3.	The heading on the first page of the Agreement is hereby amended to delete the name and address of the Prior Agent and insert the name and address of Virtu as follows:

“VIRTU AMERICAS LLC

1633 Broadway, 41st Floor

New York, New York 10019”

(b)	The first sentence of Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company has prepared and filed with the Commission a registration statement on Form S-3 (File No. 333-282595), including a related Base Prospectus, under the 1933 Act, in respect of the Company’s Common Stock (including the Shares) (collectively, the “Securities”), and any pre-effective amendment thereto.”

(c)	Section 1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Independent Accountants. Deloitte & Touche, LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements included or incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants with respect to the Company within the meaning of the 1933 Act. Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements included or incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants with respect to the Company within the meaning of the 1933 Act.”

(d)	Section 1(nn) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Reserve Report and Engineers. Netherland, Sewell & Associates, Inc., whose report regarding the oil, natural gas liquids and natural gas reserves as of December 31, 2024 of the Company and its subsidiaries is incorporated by reference in the Registration Statement, General Disclosure Package and the Prospectus (the “Company Reserve Report”), was, as of the respective dates of such reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Company. The information underlying the estimates of oil and natural gas proved reserves of the Company and its subsidiaries, which the Company prepared and supplied to Netherland, Sewell & Associates, Inc. for the purpose of preparing the Company Reserve Report was true and correct in all material respects on the dates such estimates were made, except for such inaccuracies when taken as whole would not result in the material misstatement of the estimate of proved reserves of the Company and its subsidiaries, the future net cash flows therefrom or the present value thereof, and such information was supplied and was prepared in accordance with customary industry practices. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other factors, in each case in the ordinary course of business, and except as disclosed in the General Disclosure Package and the Prospectus, the Company is not aware of any facts or circumstances that would result in a material adverse change in the estimates of the Company’s oil, natural gas liquids and natural gas proved reserves, or the present value of future net cash flows therefrom, as reflected in the reports referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company Reserve Report. The Company has no reason to believe that the estimates of proved reserves contained in the Company Reserve Report do not fairly reflect the proved reserves of the Company as of the dates indicated therein. Estimates of such reserves and present values as described in the General Disclosure Package and the Prospectus and reflected in the Company Reserve Report comply in all material respects with applicable requirements of Regulation S-X and the industry guidelines in Subpart 1200 to Regulation S-K under the 1934 Act.”

(e)	The second sentence of Section 2(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The compensation payable to the Designated Agent for sales of Shares with respect to which the Designated Agent acts as sales agent shall be equal to up to 3.0% of the gross sales price of the Shares for amounts of Shares sold pursuant to this Section 2(d).”

(f)	The first sentence of Section 2(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Settlement for sales of Shares pursuant to this Section 2(g) will occur on the first Business Day that is also a Trading Day following the trade date on which such sales are made, unless another date shall be agreed to by the Company and the Designated Agent (each such day, a “Settlement Date”).”

(g)	Section 3(l) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the Commencement Time and within two (2) Business Days after each Representation Date, the Company will furnish or cause to be furnished to the Agents the written opinion of Hunton Andrews Kurth LLP, counsel to the Company (“Company Counsel”) or other counsel reasonably satisfactory to the Agents, dated the date of effectiveness of such amendment or the date of filing with the Commission of such supplement or other document, as the case may be, in a form and substance reasonably satisfactory to the Agents, of the same tenor as the opinions and letters referred to in Section 6(c) of this Agreement, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the time of delivery of such opinion and letter or, in lieu of such opinion and letter, counsel last furnishing such letter to the Agents shall furnish such Agents with a letter substantially to the effect that the Agents may rely on such last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).”

(h)	The first sentence of Section 3(m) of the Agreement is hereby amended and restated in its entirety to read as follows:

“ Upon the Commencement Time (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales as contemplated herein), and within two (2) Business Days after each time after the Commencement Time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional amended financial information, (ii) the Shares are delivered to an Agent as principal pursuant to a Terms Agreement, (iii) the Company files with the Commission an Annual Report on Form 10-K, or (iv) at the Agents’ request and upon reasonable advance notice to the Company (such recommencement date and each such date referred to in (i), (ii), (iii) and (iv) above, an “Auditor Representation Date”), there is filed with the Commission any document which contains financial information incorporated by reference into the Prospectus, the Company will cause Deloitte & Touche, LLP, Ernst & Young, LLP, and/or other independent accountants reasonably satisfactory to the Agents (the “Accountants”), to furnish to the Agents a letter or letters, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agents, of the same tenor as the letter referred to in Section 6(d) hereof, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter.”

(i)	The first sentence of Section 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6. Conditions of Agents’ Obligation. The obligations of the Agents hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein or in certificates of any officer of the Company delivered pursuant to the provisions hereof are true and correct as of the Commencement Time, the date of any executed Terms Agreement and as of each Registration Statement Amendment Date, Applicable Time and Settlement Date, to the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed (unless waived by the Agents, in their sole discretion), and the following additional conditions:”

(j)	Section 6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On every date specified in Section 3(k) hereof and on such other dates as reasonably requested by the Agents, White & Case LLP, counsel for the Agents, shall have furnished to the Agents such written opinion or opinions, dated as of such date, with respect to such matters as the Agents may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.”

(k)	Section 6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On every date specified in Section 3(l) hereof and on such other dates as reasonably requested by the Agents, Hunton Andrews Kurth LLP, counsel for the Company, shall have furnished to the Agents a written opinion or opinions, dated as of such date, in form and substance reasonably satisfactory to the Agents.”

(l)	Section 11 of the Agreement is hereby amended and restated in its entirety to read as follows;

“Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Agents shall be delivered or sent by mail, email or facsimile transmission to:

Roth Capital Partners, LLC

888 San Clemente Drive, Suite 400

Newport Beach, California 92660

Attention: atmdesk@roth.com

Virtu Americas LLC

1633 Broadway, 41st Floor

New York, New York 10019

Attention: ATM@virtu.com

with copies (which shall not constitute notice) to:

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention: A.J. Ericksen and Laura Katherine Mann

Email: AJ.ericksen@whitecase.com

laurakatherine.mann@whitecase.com

and if to the Company to:

W&T Offshore, Inc.

5718 Westheimer Rd., Suite 700

Houston, TX 75057-5745

Attention: George J. Hittner, Vice President, General Counsel and Corporate Secretary

with copies (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, New York 10166

Attention: Richard H. Kronthal and Phil Haines

Email: richardkronthal@hunton.com

phaines@hunton.com

Any such statements, requests, notices or agreements shall take effect upon receipt thereof. Notwithstanding anything to the contrary herein, any instruction to sell Shares pursuant to this Agreement shall be made by an Authorized Representative to the authorized individuals with respect to a particular Agent set forth on Schedule 1, as such Schedule 1 may be amended from time to time, in the manner described in Section 2(a)(i) hereof.”

(m)	Schedule 1 to the Agreement is hereby amended and restated in its entirety to read as follows:

“Notice Parties

Roth:

atmdesk@roth.com

Virtu:

Jlumby@Virtu.com

Jfeldman@virtu.com

Clumby@virtu.com

And copies to:

ATM@virtu.com”

(n)	Annex 1 to the Agreement is hereby amended to (i) remove the Prior Agent’s address block, (ii) add “VIRTU AMERICAS LLC 1633 Broadway, 41st Floor New York, New York 10019” to the address block, (iii) remove the Prior Agent’s signature block, (iv) add “[VIRTU AMERICAS LLC]” to the signature block and (v) amend and restate the first paragraph in its entity to read as follows:

“W&T Offshore, Inc., a Texas corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the At-The-Market Equity Distribution Agreement, dated March 18, 2022, as amended from time to time (the “Distribution Agreement”), among the Company, Roth Capital Partners, LLC and Virtu Americas LLC, to issue and sell to [Roth Capital Partners, LLC] [Virtu Americas LLC] (the “Agent”) the securities specified in the Schedule hereto (the “Purchased Securities”).”

SECTION 2. Termination of Prior Agent’s Rights and Obligations. As of the date of this Amendment, the parties agree that the Prior Agent shall no longer be considered to be an Agent under the Agreement, and all of its rights and obligations under the Agreement are hereby terminated, except that except that the provisions of Section 7 (Indemnification), Section 8 (Representations, Warranties and Agreements to Survive Delivery), Section 10 (Termination), Section 14 (Waiver of Jury Trial) and Section 15 (Governing Law; Jurisdiction) thereof shall remain in full force and effect notwithstanding such termination as to the Prior Agent; provided, however, that the consent of the Prior Agent shall not be required for any amendment or modification to or waiver of any provision of the Agreement except for any amendment or modification to or waiver of any of the provisions of the Agreement that remain in full force and effect with regard to the Prior Agent that would adversely affect the rights of the Prior Agent.

SECTION 3. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Securities prior to the Effective Date or on the terms of the Agreement and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the Agreement.

SECTION 4. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

SECTION 5. Construction. The section and exhibit headings herein are for convenience only and shall not affect the construction hereof. References herein to any law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority shall be deemed to refer to such law, statute, ordinance, code, regulation, rule or other requirement of any governmental authority as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

SECTION 6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including, without limitation, “pdf”, “tif” or “jpg”) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any certificate, agreement or other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the purpose of this Section 6, “Electronic Signature” means any electronic symbol or process (including, without limitation, DocuSign and AdobeSign) attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

(Signature Pages Follow)

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and among the parties hereto in accordance with its terms.

Very truly yours,

W&T OFFSHORE, INC.

By:	/s/ Sameer Parasnis
Name: Sameer Parasnis
Title: Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Jerome P. Grisko III
Name: Jerome P. Grisko III
Title: Managing Director, Investment Banking

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron Gurewitz
Name: Aaron Gurewitz
Title: President & Head of Investment Banking

VIRTU AMERICAS LLC

By:	/s/ Joshua R. Feldman
Name: Joshua R. Feldman
Title: Co-Head of Virtu Capital Markets